Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-193534 on Form S-8 of our report dated March 2, 2015, relating to the consolidated financial statements of Santander Consumer USA Holdings Inc. and subsidiaries, and the effectiveness of Santander Consumer USA Holdings Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Santander Consumer USA Holdings Inc. for the year ended December 31, 2014.
/s/ DELOITTE & TOUCHE LLP
Dallas, Texas
March 2, 2015